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                     TRICORD SYSTEMS PROVIDES REVENUE UPDATE

MINNEAPOLIS, MN - (JUNE 21, 2001) - Tricord Systems, Inc. (Nasdaq: TRCD) announced that revenue for the second quarter ending June 30, 2001 is expected to be in the range of $100,000 to $200,000, and that revenue for the full year 2001 is currently expected to be in the range of $5 to $10 million.

"Since announcing limited availability of our initial Lunar Flare NAS server appliance less than sixty days ago, we are pleased to report that our key value proposition of seamless growth and continuous access to content without downtime is being positively received by initial customers and channel partners," said Joan Wrabetz, president and chief executive officer. "However, in the current market environment we are finding that our initial ramp of sales has been slower than expected. Interest in the product is high, as evidenced by our recent additions of authorized channel partners, including PC Mall. Partners under the Tricord Advantage Partner Program now total more than fifteen. Customers and channel partners that have received our product have been impressed with the ease-of-use of Lunar Flare(TM) NAS and the opportunity to significantly reduce their overall storage management costs."

ABOUT TRICORD
Tricord Systems, Inc. designs, develops and markets innovative server appliances for content-hungry applications. The core of Tricord's revolutionary new technology is its patented Illumina(TM) software that aggregates multiple appliances into a cluster, managed as a single resource. Radically easy to deploy, manage and grow, Tricord's products allow users to add capacity to a cluster with minimal administration. Appliances are literally plug-and-play, offering seamless growth and continuous access to content with no downtime. The technology is ideally suited for applications including general file serving, web serving, email and caching. Founded in 1987, Tricord is based in Minneapolis, MN with offices in Colorado, California and Georgia. For more information, visit www.tricord.com.

The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company, including the Company's expectations regarding market acceptance of its products, revenues and operating expenses. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the Company's future results include, without limitation, the ability of the Company to develop and release commercially its server appliance products in a timely manner, delays in the market acceptance of the Company's products due to software errors or other factors, the ability to generate revenues at a level that meets expectations, the ability to successfully establish and maintain a competitive position in the server appliance market, the ability to respond to changes in technology and industry standards, the ability to enter into partner relationships or otherwise develop distribution capabilities, the ability to protect and enforce its intellectual property rights, the ability to hire and retain required personnel, the ability to raise additional capital if required, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking information.


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CONTACT:
Brad Schumacher, Investor Relations, Tricord Systems
763-551-6328